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EXHIBIT 99.1


AT CHARTERMAC & ATEBT              AT THE FINANCIAL RELATIONS BOARD
----------------------             --------------------------------
Brenda Abuaf                       Joe Calabrese-General Info (212) 661-8030
Director of Shareholder Services   Pamela K. Belfor-Analyst Info (212) 661-8030
(800) 831-4826                     Martin Gitlin-Media Info (212) 661-8030



                  CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY
              AND AMERICAN TAX EXEMPT BOND TRUST MERGER APPROVED BY
                                  SHAREHOLDERS

NEW YORK, NY - OCTOBER 5, 2000 - Charter Municipal Mortgage Acceptance Company ("CharterMac") (AMEX:CHC), and American Tax Exempt Bond Trust ("ATEBT") today jointly announced that the shareholders of ATEBT approved the merger of ATEBT with and into a wholly-owned subsidiary of CharterMac, CM Holding Trust.

Under the terms of the merger agreement, each share of beneficial ownership in ATEBT outstanding on the effective date of the merger will be converted into
1.43112 shares of beneficial interest in CharterMac. Following the merger, current ATEBT shareholders will own an interest in a growing company which is a dominant player in its industry. Post merger, CharterMac will have over $790 million of assets and over $357 million of shareholder equity. The effective date of the merger is expected to occur prior to the end of the fourth quarter 2000.

"Over 85% of the ATEBT shareholders who voted, voted in favor of the merger. This clearly demonstrates the support that this merger has with ATEBT shareholders." said Stuart J. Boesky, President of CharterMac. "In addition, CharterMac will benefit from the addition of quality assets and an increase in its equity market capitalization."

After the completion of the merger, CharterMac's portfolio will increase by 4 tax-exempt bonds with a face amount totaling $24 million. The Company's portfolio will then consist of direct and indirect ownership interests in 89 tax-exempt multifamily bonds in 17 states as well as the District of Columbia.

For more information, please visit us at www.chartermac.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performances or achievements of CharterMac to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.